Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2010 Incentive Award Plan of Motorcar Parts of America, Inc. (the “Company”) of our reports dated June 13, 2011, with respect to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the fiscal year ended March 31, 2011, as amended on Form 10-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
June 14, 2012